January 14, 2024
CONFIDENTIAL

To:
Ms. Michal Tsur

Dear Michal,

Re:	Employment Termination, Settlement, Waiver and Release

Reference is hereby made to that certain Individual Employment Agreement dated January 1st, 2007, by and between you (“you” or the “Employee”) and Kaltura Ltd. (“Kaltura”) as from time to time supplemented or amended, including any cash bonus plans and incentive award plans grated to you by Kaltura and/or by Kaltura, Inc. (each of Kaltura and Kaltura, Inc. may be referred to herein as the “Company”, which term shall include Kaltura and/or Kaltura, Inc., as the context requires) in connection therewith or your employment thereunder (collectively, the “Employment Agreement”). In that respect, please be advised as follows:
1.This letter of agreement (“Letter of Agreement”) records and sets forth the terms agreed between you and the Company relating to the separation and termination of employment between you and the Company (each a “Party” and collectively the “Parties”):
1.1.Except as explicitly specified herein, (i) the Employment Agreement, and (ii) all any other agreements, arrangements, undertakings, obligations, representations, warranties, drafts and/or understandings, either oral, in writing or otherwise, relating to your employment and/or grant of services and/or any other engagement, entered into between you and the Company, shall terminate and your employment with the Company shall end on March 4, 2024 (inclusive; the “Effective Date of Termination”), save for such terms that survive termination in accordance with the provisions thereof.
1.2.Until January 14, 2024 (inclusive), you will continue serving the Company at your current position as the Company’s President and Chief Marketing Officer. Notwithstanding anything to the contrary in the Employment Agreement, the period from January 14, 2024 until the Effective Date of Termination, shall be paid time off (e.g., vacation time).
1.3.From January 14, 2024, you shall cease to serve as President and CMO, and shall no longer be designated an “officer” of the Company for the purposes of Section 16 of the Exchange Act nor designated as an “executive officer” of the Company for purposes of Rule 3b-7 under the Exchange Act. Your signatory rights on behalf of the Company shall lapse and expire as of such date, unless notified otherwise by the Company.
1.4.The Parties hereby agrees that the arrangement set forth in this Letter of Agreement shall be in lieu of the prior notice of termination under the Employment Agreement.
1.5.Except as explicitly specified herein, until the Effective Date of Termination your rights and obligations under the Employment Agreement and any applicable law (including, without limitation, your duty of care and duty of loyalty as a Company executive) shall remain unchanged. Thereafter, you shall be entitled to certain rights and privileges specifically set forth hereinbelow.
1.6.You shall continue to serve as a board member at the Board of Directors of Kaltura Ltd. and Kaltura (Europe) Ltd. (herein, the “Subsidiaries”), until December 31, 2026, provided that either you or Kaltura may terminate such service by delivery of a 90-day prior written notice.

During your term of service as a board member at the Board of Directors of the Subsidiaries or any of them, (i) you shall be continued to be covered under the existing D&O Insurance Policy as set forth in Section 3 hereof; (ii) your D&O Indemnification Agreement with the

Kaltura, Inc. • 860 Broadway, 3rd Floor New York, NY 10003 • Tel: 646-290-5445
Kaltura (Europe) Ltd. • 4th Floor, LABs House, 16-19 Bloomsbury, London, WC1A 2BA, UK
Kaltura Ltd. • Allied Tower, 9 Ben-Gurion Road, Bnei-Brak, Israel 5126014
www.kaltura.com

Company shall continue to be in full force and effect; and (iii) you shall be able to maintain the Company’s laptop and devices, save for organizational operating systems and software.
1.7.You shall continue to receive your base salary, remuneration and benefits in accordance with the Employment Agreement and subject to its terms (collectively, the “Base Salary”), until January 14, 2024, and thereafter you shall receive your paid-time-off vacation days until the Effective Date of Termination.
1.8.The Company shall forfeiture all the Option and Stock Appreciation Right (namely, all the Options and/or RSUs) which have been granted to you under any and all equity award agreements, including award agreements under the Kaltura, Inc. 2021 Incentive Award Plan and Israeli Sub-Plan or previous plans that are still in effect (collectively, the “Plans”; the “Options and RSUs”), that had NOT vested on or before the Effective Date of Termination and shall be unexercisable as of such date, and such unvested and unexercisable Options and RSUs shall be cancelled and annulled as of the Effective Date of Termination.
All the other Options and RSUS that had vested and shall have become exercisable on or before the Effective Date of Termination shall continue to be in effect in Accordance with the terms of the Plans and the respective award agreements, and remain exercisable so long as you shall continue to be an Israeli Employee Participant as defined under the Israeli Sub-Plan to Kaltura, Inc. 2021 Incentive Award Plan.
1.9.From January 14, 2024 until the Effective Date of Termination you shall exercise your annual leave, so that on the Effective Date of Termination your vacation days/days of paid time off balance shall equal to zero.
2.In addition, until the Effective Date of Termination and thereafter, you shall execute and sign, and do all such acts and things as may be reasonably required, necessary, useful or desirable for the removal and replacement of your nomination with any corporate body or entity at which you are serving or in which you are recorded as serving on behalf of the Company.
3.The Company hereby confirms that (i) the Company’s D&O Insurance Policy covers current and former directors and officers of the Company (as such terms are defined in the policy) on a “Claims Made Basis”, and accordingly, you shall remain covered under such insurance policy and any extensions thereof, subject to the policy’s thresholds, deductibles, contingencies, terms and conditions; and (ii) subject to the Company’s corporate approvals, the Company intends to continue renewing the D&O Insurance Policy substantially in the terms prevailing as of the date hereof.
4.Subject to your signature below, and as full and final settlement between you and the Company, in the framework of conducting your final settlement of accounts (to be conducted on or following the Effective Date of Termination), the Company shall pay you a final aggregate amount which shall be comprised of the following:
4.1.The aggregate consideration and Base Salary entitled by you for the period ending on the Effective Date of Termination.
4.2.All expenses owed to you, based on expense reports relating to the time period up and until January 15, 2023 and approved by the Company’s Chief of Staff in accordance with the Company’s policies.
4.3.The Company shall release and enable the transfer of your US and Israeli Mobile phone numbers to your name and account.

5.All Company calculations and determinations of the amounts specified herein above or elsewhere in this Letter of Agreement or in connection therewith, shall be deemed as a prima-facia evidence that such sums and amounts are true and accurate and were rightfully affixed by the Company under the terms of the respective Employment Agreement or Plans and of this Letter of Agreement, as applicable.

6.Any and all payments and expense reimbursement shall be made to you in accordance with the Employment Agreement and the applicable laws. Any and all payments hereunder shall be subject to any applicable statutory deductions and withholdings. You acknowledge that you shall bear any and all taxes associated with the above payments and/or rights, save where explicitly specified otherwise in writing. The Company shall be entitled to set off any amounts due to you hereunder from any amounts whatsoever owed by you (if owed) to it or any of its affiliates.
7.You hereby certify that you have complied, and agree to comply with, all the terms and conditions of your Employment Agreement with Company relating to secrecy, non-disclosure, non-compete, ownership of property and rights (including Intellectual Property) undertakings, the terms of which are hereby incorporated by reference.
8.You further undertake, in accordance with the Employment Agreement, and except as expressly set forth in this Letter of Agreement, to return to the Company, by no later than the Effective Date of Termination, all equipment and items placed at your disposal by the Company and any of its affiliates, including without limitation any item, document and/or materials in your possession and that belongs to the Company or otherwise relating to the Company’s business, without retaining any copies thereof.
9.You hereby agree that the existence of this Letter of Agreement and its content shall be considered “Confidential Information” pursuant to the Employment Agreement, subject to any disclosure obligations of the Company that may apply.
10.This Letter of Agreement shall serve as a certificate for the termination of the employment relationship between you and the Company, which will end on the Effective Date of Termination.
11.Neither Party shall assign or otherwise transfer any of its rights or obligations under this Letter of Agreement to any third party without the prior written consent of the other Party and any attempted assignment or transfer without such prior written consent shall be null and void.
12.In the event that any provision of this Letter of Agreement is declared invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected nor impaired thereby.
13.This Letter of Agreement constitutes the entire agreement between you and the Company with respect to the termination of the Employment Agreement, including, without limitation, the terms to which you are entitled in connection with your resignation and employment termination, and hereby cancels and replaces any previous agreement, arrangement, undertaking, obligation, representation, warranty, draft and/or understanding, either oral, in writing or otherwise, pertaining to the termination of your employment. In any case of discrepancy, inconsistence or contradiction between this Letter of Agreement and the Employment Agreement, the provisions of this Letter of Agreement shall prevail. Save as expressly superseded, supplemented and amended by this Letter of Agreement, the Employment Agreement shall remain unaltered and in full force and effect. To dispel doubt, the terms of the provisions of any equity compensation Plan or award, other than with respect to affixing the Participant’s Termination of Service date as the Effective Date of Termination, are and shall remain unchanged and in full force and effect in accordance with their terms.
14.This Letter of Agreement shall be deemed also as an agreement for the benefit of third parties with respect to the Company Group members who are not a direct party thereto.
15.You confirm that your signature of this Letter of Agreement was done freely and willingly and constitutes full and complete waiver of any claim against the Company Group members, in the past, the present and the future, relating to your employment and/or provision of services and the termination of your employment with and/or provision of services to and/or on behalf of the Company.
Please sign this Letter of Agreement and return the original copy to us. We would like to take this opportunity to thank you for the work that you have performed for the Company, and we wish you every success in the future.

Yours faithfully,

Kaltura Ltd.

I hereby confirm that I have read, fully understood, acknowledge and accept the above, and further affirm that my signature of this letter was done freely and willingly.
In addition, I hereby confirm and declare that I had the opportunity to fully examine my legal status for tax purposes in connection with the termination of my employment and my awards and Plans and hereby confirm and declare that I had not received any representations or warranties, legal or tax advice from the Company or any of its affiliates or any one of their behalf, with respect to the tax consequences arising from my employment with the Company and the termination thereof and/or in connection with my service as a director in the Board of Directors of Kaltura Ltd. and Kaltura (Europe) Ltd. and the resignation therefrom, and that I had been given the opportunity to consult, and have consulted, with my own attorney, accountant and/or tax advisor with regard to all of the matters referred to above.

___________________                ________________
Ms. Michal Tsur                    Date